Exhibit 99.1

         PRESS RELEASE

For Release:           Immediate

Contact:                  Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE FOURTH QUARTER AND FISCAL YEAR 2011

●	Q4 net sales were up 8%, including 4% base-business growth
●	Non-cash impairment charges resulted in diluted loss per share of $3.41 for the year
●	Adjusted diluted EPS were $5.22 for the year, up from $4.68 last year
●	Fiscal 2010 acquisitions contributed approximately $1.08 to adjusted diluted EPS for the year

ST. LOUIS, MO, November 29, 2011 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended September 30, 2011.  Ralcorp’s results include the operations of American Italian Pasta Company (AIPC) since it was acquired on July 27, 2010.  Unless otherwise indicated, all comparisons of results in the following discussions are for the fourth quarter of fiscal 2011 relative to the fourth quarter of fiscal 2010 ended September 30, 2010.

Executive Summary

	Three Months Ended			Year Ended
	September 30,			September 30,
	2011	2010	% Change	2011	2010	% Change
(dollars in millions, except per share data)
Net Sales	$1,223.2	$1,129.2	8%	$4,741.0	$4,048.5	17%
Diluted (Loss) Earnings per Share	$(6.72)	$.76	n/m	$(3.41)	$3.74	n/m
Adjusted Diluted Earnings per Share	$1.34	$1.26	6%	$5.22	$4.68	12%

•	Net Sales grew as a result of including a full quarter of sales from AIPC and higher net pricing in all segments in response to rising commodity costs.
•	AIPC contributed approximately $.31 to adjusted diluted earnings per share for the fourth quarter, compared to $.17 in the prior year.
•
Diluted (Loss) Earnings per Share (EPS) in this year’s fourth quarter were negatively affected by the impairment of intangible assets, accelerated amortization of intangible assets, mark-to-market losses on economic hedges, amounts related to plant closures, Post separation costs, and merger and integration costs.  Last year’s diluted EPS were affected by the impairment of intangible assets, merger and integration costs, a provision for legal settlement, and amounts related to plant closures.  The effects of all of these items are excluded from Adjusted Diluted EPS.  Adjusted Diluted EPS includes the effect of the amortization of intangible assets that are only recorded through acquisitions (mostly trademarks and customer relationships) with a combined impact of $.20 per share and $.16 per share in the three months ended September 30, 2011 and 2010, respectively.

Net Sales

	Three Months Ended			Year Ended
	September 30,			September 30,
	2011	2010	% Change	2011	2010	% Change
(dollars in millions)
Base-business Net Sales	$1,179.7	$1,129.2	4%	$4,185.5	$4,048.5	3%
Net sales from recent acquisitions
excluded from base-business net sales:
AIPC	43.5	-	4%	463.3	-	11%
Other fiscal 2010 acquisitions	-	-	0%	92.2	-	2%
Net Sales	$1,223.2	$1,129.2	8%	$4,741.0	$4,048.5	17%

    Net sales increased 8%, largely as a result of an additional month of results from AIPC (because the prior year included only two months of results for the Pasta segment following the acquisition of AIPC).  Base-business net sales increased 4% as a result of an increase in overall net pricing driven by higher ingredient and freight costs, partially offset by an overall 4% volume decline.

Margins
	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
(% of net sales)
Gross Profit	24.1%	25.9%	26.2%	26.6%
Selling, general and administrative expenses	-12.9%	-13.3%	-13.0%	-13.1%
Amortization of intangible assets	-1.6%	-1.4%	-1.7%	-1.2%
Impairment of intangible assets	-38.5%	-1.7%	-10.6%	-1.0%
Other operating expenses, net	-.3%	-1.7%	-.3%	-.9%
Operating (Loss) Profit	-29.2%	7.8%	.6%	10.4%

Adjusted Gross Profit	25.6%	26.3%	26.8%	26.7%
Adjustments for economic hedges	-1.5%	-	-.6%	-
Merger and integration costs	-	-.4%	-	-.1%
Gross Profit	24.1%	25.9%	26.2%	26.6%

Adjusted Selling, General and Administrative Expenses	-12.7%	-13.2%	-12.8%	-12.9%
Merger and integration costs	-	-.1%	-.1%	-.2%
Post separation costs	-.2%	-	-.1%	-
Selling, General & Administrative Expenses	-12.9%	-13.3%	-13.0%	-13.1%

Adjusted Operating Profit	11.3%	11.6%	12.3%	12.5%
Adjustments for economic hedges	-1.5%	-	-.6%	-
Post separation costs	-.2%	-	-.1%	-
Merger and integration costs	-.1%	-1.3%	-.1%	-.8%
Accelerated amortization of intangible assets	-.1%	-	-.1%	-
Impairment of intangible assets	-38.5%	-1.7%	-10.6%	-1.0%
Provision for legal settlement	-	-.7%	-.1%	-.2%
Amounts related to plant closures	-.1%	-.1%	-.1%	-.1%
Operating (Loss) Profit	-29.2%	7.8%	.6%	10.4%

    Gross profit margin was negatively impacted in fiscal 2011 by $18.5 million of net adjustments for economic hedge contracts and in fiscal 2010 by a $3.9 million inventory adjustment related to the AIPC acquisition.  Excluding the effect of these items, adjusted gross profit margin decreased from 26.3% in 2010 to 25.6% in 2011.  The overall decline is driven primarily by lower gross profit margins for the Branded Cereal Business, as lower production volumes negatively impacted plant utilization and fixed cost absorption in the current quarter.  Partially offsetting these declines was the positive impact of an additional month of results from the higher-margin pasta business in the fourth quarter of fiscal 2011.  Base-business ingredient, packaging, and freight costs (net of hedging activities) were approximately $78 million higher, with the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment) and durum wheat (included in the Pasta segment).  Most of these rising commodity costs were offset through a combination of pricing adjustments and savings from cost reduction efforts.
    Selling, general and administrative (SG&A) expenses as a percentage of net sales declined from 13.3% to 12.9%.  SG&A as a percentage of net sales was negatively impacted by merger and integration costs in both periods (especially 2010) and Post separation costs in 2011.  Excluding the effect of these items, adjusted SG&A expense as a percentage of net sales decreased from 13.2% in 2010 to 12.7% in 2011.  The lower rate was driven primarily by the favorable impact of an additional month of AIPC (which has a lower SG&A cost structure), reduced incentive compensation expense (including cash-based incentive compensation, stock option expense and mark-to-market adjustments for equity-based deferred compensation), and lower information systems project related costs.  These favorable impacts were partially offset by an increase in advertising expense in the Branded Cereal Products segment and increased insurance reserves associated with a supplier quality issue.
    Total amortization expense for the fourth quarter was $19.7 million ($.22 per adjusted diluted share) compared to $15.5 million ($.18 per share) last year.  The increase is primarily due to the additional month of amortization of AIPC intangible assets and the accelerated amortization of a customer relationship intangible asset in the Other Cereal Products segment due to a shortened estimate of the remaining life of the relationship.  The incremental expense due to acceleration, which began in the first quarter of fiscal 2011, was reported as a $1.25 million charge against segment profit and Adjusted Diluted EPS in each of the first three quarters of the year.  This incremental expense has now been excluded from both financial measures, and historical financial information has been adjusted to conform with the revised presentation used in the fourth quarter.
    In addition to the items discussed above, the fourth quarter operating profit margin was affected by impairments of intangible assets, costs related to plant closures, merger and integration costs (particularly in the prior year), and provision for legal settlement (in the prior year).

Adjustments for Economic Hedges
    Certain derivative contracts do not qualify for cash flow hedge accounting but are used as economic hedges of the Company’s exposure to changes in commodity costs.  Realized and unrealized gains and losses on such contracts are recognized at a corporate level but not allocated to affect segment profit until the hedged exposure affects earnings.  In the fourth quarter of fiscal 2011, net mark-to-market losses on such derivatives totaled $21.5 million, and $3.0 million was reclassified to segment profit, resulting in a net adjustment for economic hedges of $18.5 million.  This net adjustment was recognized in cost of goods sold on the statement of earnings but excluded from segment profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.

Post Separation Costs
    Ralcorp has incurred $2.8 million of costs (primarily professional service fees) related to the planned separation of the Post cereals business from the other Ralcorp businesses.  These Post separation costs are included in “Selling, general and administrative expenses.”

Merger and Integration Costs
    During the three months ended September 30, 2011 and 2010, Ralcorp recorded approximately $1.0 million and $14.5 million, respectively, of expenses related to acquisition activity.  In 2011, those costs related primarily to the acquisition of Sara Lee’s North American refrigerated dough business, completed on October 3, 2011, partially offset by an indemnity claim settlement related to a fiscal 2010 acquisition.  In 2010, those expenses included professional services fees and severance costs related to fiscal 2010 acquisitions, as well as a one-time finished goods inventory revaluation adjustment related to the AIPC transaction and the final transition and integration costs related to the fiscal 2008 acquisition of Post.  Of the $1.0 million net merger and integration costs recorded in the three months ended September 30, 2011, $.6 million is included in “Selling, general and administrative expenses” and $.4 million is included in “Other operating expenses, net.”  Last year, $4.5 million, $1.6 million, and $8.4 million were included in “Cost of goods sold,” “Selling, general and administrative expenses,” and “Other operating expenses, net,” respectively.

Impairment of Intangible Assets
    Ralcorp performs an assessment of indefinite life assets (including goodwill and brand trademarks) during the fourth quarter in conjunction with the annual forecasting process.  In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset.
    In the fourth quarter, Ralcorp recorded non-cash impairment charges totaling $471.4 million related to intangible assets in the Branded Cereal Segment.  These charges consisted of a goodwill impairment of $364.8 million and trademark impairments of $106.6 million (primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks).  Based upon a preliminary review of the Post cereal business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands.  The impact of these steps is to reduce expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the goodwill and trademark impairments.
    In the quarter ended September 30, 2010, a trademark impairment loss of $19.4 million was recognized in the Branded Cereal Products segment related to the Post Shredded Wheat and Grape-Nuts trademarks.  The impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates.

Provision for Legal Settlement
    During the three months ended September 30, 2010, the Company accrued $7.5 million related to certain contractual claims by a customer.  Those claims arose primarily as a result of the customer’s recall of certain peanut-butter-based products in January 2009 and were subsequently settled for a total of $10.0 million.  The provision for legal settlement is included in “Other operating expenses, net.”

Interest Expense and Income Taxes
    Interest expense decreased $1.2 million due to a decline in the weighted-average interest rate.  The weighted-average interest rate on all of the Company’s outstanding borrowings was 5.4% and 5.7% in the quarters ended September 30, 2011 and 2010, respectively.
    Fourth quarter income taxes decreased $31.8 million from expense of $13.4 million last year to a tax benefit of $18.4 million in fiscal 2011 driven by changes in earnings (loss) before income taxes.  This year’s effective tax rate was significantly impacted by a $364.8 million goodwill impairment charge, which is a permanent difference item that does not impact income tax expense.  Excluding the impact of this item, as well as the $106.6 million trademark impairment and approximately $41.4 million of related tax effects, the blended effective tax rate for the fourth quarter of fiscal 2011 was 27.7% compared to 24.2% for fiscal 2010.  Fourth quarter income taxes for both years include the effects of adjustments to current and deferred income tax assets and liabilities to revise the estimates previously recorded to the amounts reflected on recently filed tax returns, including the effects of lower than anticipated effective state rates.  Management currently expect the fiscal 2012 overall effective tax rate to be approximately 35.5%.

Segment Results
	Three Months Ended			Year Ended
	September 30,			September 30,
	2011	2010	% Change	2011	2010	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	105.0	111.1	-5%	441.7	492.8	-10%
Other Cereal Products	136.9	139.6	-2%	529.0	527.3	0%
Snacks, Sauces & Spreads	334.6	352.1	-5%	1,329.5	1,315.2	1%
Frozen Bakery Products	168.9	169.8	-1%	678.2	652.4	4%
Pasta	214.4	160.1	34%	848.1	160.1	430%
Total Sales Volume	959.8	932.7	3%	3,826.5	3,147.8	22%

(dollars in millions)
Net Sales
Branded Cereal Products	$232.8	$238.3	-2%	$953.8	$987.5	-3%
Other Cereal Products	217.8	213.9	2%	838.5	799.7	5%
Snacks, Sauces & Spreads	420.1	394.2	7%	1,602.7	1,461.6	10%
Frozen Bakery Products	194.9	181.4	7%	768.6	698.3	10%
Pasta	157.6	101.4	55%	577.4	101.4	469%
Total Net Sales	$1,223.2	$1,129.2	8%	$4,741.0	$4,048.5	17%

Segment Profit
Branded Cereal Products	$45.4	$62.4	-27%	$206.0	$220.6	-7%
Other Cereal Products	18.1	22.1	-18%	86.3	90.3	-4%
Snacks, Sauces & Spreads	38.8	28.7	35%	135.5	152.6	-11%
Frozen Bakery Products	20.6	18.7	10%	88.0	80.8	9%
Pasta	34.2	21.6	58%	126.1	21.6	484%
Total Segment Profit	$157.1	$153.5	2%	$641.9	$565.9	13%

Segment Profit Margin
Branded Cereal Products	20%	26%		22%	22%
Other Cereal Products	8%	10%		10%	11%
Snacks, Sauces & Spreads	9%	7%		8%	10%
Frozen Bakery Products	11%	10%		11%	12%
Pasta	22%	21%		22%	21%
Total Segment Profit Margin	13%	14%		14%	14%

Depreciation and Amortization
Branded Cereal Products	$14.9	$13.8	8%	$58.7	$55.4	6%
Other Cereal Products	5.2	5.5	-5%	21.2	21.3	0%
Snacks, Sauces & Spreads	10.5	10.3	2%	41.0	36.2	13%
Frozen Bakery Products	9.6	9.9	-3%	39.4	36.7	7%
Pasta	12.8	8.7	47%	52.2	8.7	500%
Corporate	4.0	1.9	111%	14.0	8.5	65%
Total Depreciation and Amortization	$57.0	$50.1	14%	$226.5	$166.8	36%

Branded Cereal Products
    Net sales declined 2% as the impact of lower volumes was partially offset by increased net selling prices.  Volumes were down across most of the Post brand portfolio with the exception of Great Grains, which grew 26% driven by increased advertising support.  Trade spending was slightly unfavorable as the segment lapped the significant spending reductions that took place in the fourth quarter of the prior year.
    Segment profit decreased 27% as a result of increased marketing investments, unfavorable manufacturing expenses (due to the negative impact of lower production volumes on plant utilization and fixed cost absorption), lower volumes, and higher raw material costs (driven by nuts and wheat).  These unfavorable variances were partially offset by increased net pricing and favorable warehouse, broker, and overhead expenses.

Other Cereal Products
    Net sales increased 2% as higher net selling prices were partially offset by lower overall volumes and a negative sales mix (with a shift away from nutritional bars, which have a higher price per pound).  Nutritional bar volume decreased 10%, but was partially offset by volume improvement in both private-brand ready-to-eat cereal (up 2%) and hot cereal (up 4%) due to promotional program results and reduced branded trade promotional activity.
    Segment profit declined 18% as increased sales were more than offset by higher raw material costs (driven by wheat, oats, fruits, and nuts), production costs (primarily nutritional bars), freight costs, and SG&A expenses (due to higher distribution and customer promotion costs).

Snacks, Sauces & Spreads
    Net sales grew 7% as a result of increased net selling prices and a positive sales mix, partially offset by declining volumes primarily resulting from the decision to surrender unprofitable business.  Net selling prices increased in the quarter in reaction to significantly higher commodity costs across many of the segment’s product categories, but most notably in snack nuts.
    Segment profit increased 35% driven by improved net selling prices related to rising commodity costs, a positive sales mix, favorable manufacturing costs, and lower SG&A expense (primarily due to lower incentive compensation).  Those beneficial effects were partially offset by the effects of significantly higher raw material costs (primarily cashews, peanuts, and tree nuts, but also including oils, wheat, and packaging) and freight costs during the quarter.

Frozen Bakery Products
    Net sales were up 7% with growth primarily attributable to higher pricing, along with volume gains for foodservice products, partially offset by the effects of volume declines in retail griddle products and the in-store bakery channel (primarily frozen dough and bread).  Foodservice sales benefited from a new product for a major restaurant chain and volume growth at food distributers.
    Segment profit was up 10% as higher net selling prices related to increased raw material costs, supply chain cost efficiencies, and reduced overhead costs more than offset higher commodity costs (primarily flour, oil, and dairy) and a $3.4 million unfavorable effect of foreign exchange rate changes.

Pasta
    The Pasta segment consists of American Italian Pasta Company (AIPC), which Ralcorp acquired on July 27, 2010.  Net sales in the fourth quarter of fiscal 2011 were up 55% from last year primarily as a result of one additional month of results in the current year.  Comparing only the corresponding two-month periods of each year, base-business net sales increased 13% due to higher net selling prices which more than offset a 4% base-business volume decline.  Retail sales volume was down 3% due to declines in domestic and international private-brand products as well as branded products.  Institutional volumes declined 8%, primarily as a result of lower ingredient sales (which have a significantly lower margin than other sales categories).  For the full three months ended September 30, 2011 compared to the full three months ended September 30, 2010 (including the pre-acquisition period), net sales increased 17% due to higher net selling prices on flat overall volumes, with retail sales volume down 1% and institutional volume up 3%.

    Segment profit was up 58%, primarily due to the additional month of results in the current quarter compared to the prior year.  For the comparable two-month periods of each year, segment profit increased 20% driven by improved net selling prices related to increased raw material costs, lower freight costs, and lower manufacturing costs partially offset by significantly higher raw material costs (primarily durum and semolina wheat).

Non-GAAP Measures and Additional Information
    The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  As further discussed below, these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
•
Base-business net sales, as reported herein, has been adjusted to exclude estimated current year sales attributable to recently acquired businesses for the period corresponding to the pre-acquisition period of the comparative period of the prior year.  For each acquired business, the excluded period starts at the beginning of the most recent fiscal year being compared and ends one year after the acquisition date.  The Company has included financial measures for the base business (such as sales growth) because they provide useful and comparable trend information regarding the results of its businesses without the effect of the timing of acquisitions.

•
Total segment profit is an accumulation of the GAAP measures of profit for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of intangible assets, adjustments for economic hedges, provision for legal settlement, merger and integration costs, Post separation costs, and amounts related to plant closures.  Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, amounts related to significant legal settlements, and items related to acquisition and disposal activity (such as merger and integration costs, Post separation costs, and amounts related to plant closures).

•
Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of intangible asset impairments and accelerated amortization, adjustments for economic hedges, provision for legal settlement, merger and integration costs, Post separation costs, and amounts related to plant closures.

•
Adjusted gross profit (as a percentage of net sales) is an additional measure for comparing gross margins between periods, without the effects of adjustments for economic hedges and acquired inventory valuation adjustments.

•
Adjusted selling, general & administrative expenses (as a percentage of net sales) is an additional measure for comparing selling, general and administrative expenses between periods, without the effects of adjustments for merger and integration and Post separation costs.

•
Adjusted operating profit (as a percentage of net sales) is an additional measure for comparing operating margins between periods, without the effects of intangible asset impairments and accelerated amortization, adjustments for economic hedges, provision for legal settlement, merger and integration costs, Post separation costs, and amounts related to plant closures.

    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, expected to be filed by December 14, 2011.  The Company will also host a conference call tomorrow, November 30, at 8:00 a.m. Eastern Time to discuss the financial results.  The dial-in number will be 1-877-267-2092 for participants in the United States and 1-786-800-3988 for participants outside the United States.  The conference ID number is 15637323.  The call also will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.ralcorp.com.  For those unable to participate during the live webcast, a replay will be available on www.ralcorp.com for 30 days.

Cautionary Statement on Forward-Looking Statements
   Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to effect future price increases or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
   Ralcorp produces Post branded cereals, a variety of private‐brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready‐to‐eat and hot cereals; nutritional and cereal bars; snack mixes, corn‐based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre‐baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Sales	$1,223.2	$1,129.2	$4,741.0	$4,048.5
Cost of goods sold	(928.1)	(836.8)	(3,498.2)	(2,971.6)
Gross Profit	295.1	292.4	1,242.8	1,076.9
Selling, general and administrative expenses	(157.7)	(149.7)	(618.4)	(528.1)
Amortization of intangible assets	(19.7)	(15.5)	(78.2)	(49.3)
Impairment of intangible assets	(471.4)	(19.4)	(503.5)	(39.9)
Other operating expenses, net	(3.3)	(19.8)	(12.9)	(37.7)
Operating (Loss) Profit	(357.0)	88.0	29.8	421.9
Interest expense, net	(31.5)	(32.7)	(134.0)	(107.8)
(Loss) Earnings before Income Taxes	(388.5)	55.3	(104.2)	314.1
Income taxes	18.4	(13.4)	(83.0)	(105.3)
Net (Loss) Earnings	$(370.1)	$41.9	$(187.2)	$208.8

(Loss) Earnings per Share
Basic	$(6.72)	$.76	$(3.41)	$3.79
Diluted	$(6.72)	$.76	$(3.41)	$3.74

Weighted Average Shares Outstanding
Basic	54,926	54,643	54,812	54,933
Diluted	54,926	55,288	54,812	55,622

RALCORP HOLDINGS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES
(Dollars in millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Adjusted Diluted Earnings per Share	$1.34	$1.26	$5.22	$4.68
Adjustments for economic hedges	(.21)	-	(.33)	-
Post separation costs	(.03)	-	(.03)	-
Merger and integration costs	-	(.17)	(.02)	(.37)
Accelerated amortization of intangible assets	(.01)	-	(.06)	-
Impairment of intangible assets	(7.65)	(.22)	(8.05)	(.45)
Provision for legal settlement	-	(.09)	(.03)	(.09)
Amounts related to plant closures	(.02)	(.02)	(.05)	(.03)
Effect of excluding potentially dilutive securities which
were antidilutive for GAAP purposes due to net loss	(.14)	-	(.06)	-
Diluted (Loss) Earnings per Share	$(6.72)	$.76	$(3.41)	$3.74

Adjusted EBITDA	$195.0	$181.0	$800.2	$671.7
Interest expense, net	(31.5)	(32.7)	(134.0)	(107.8)
Income taxes	18.4	(13.4)	(83.0)	(105.3)
Depreciation and amortization	(57.0)	(50.1)	(226.5)	(166.8)
Adjustments for economic hedges	(18.5)	-	(28.9)	-
Post separation costs	(2.8)	-	(2.8)	-
Merger and integration costs	(1.0)	(14.5)	(2.5)	(33.1)
Impairment of intangible assets	(471.4)	(19.4)	(503.5)	(39.9)
Provision for legal settlement	-	(7.5)	(2.5)	(7.5)
Amounts related to plant closures (excluding depreciation)	(1.3)	(1.5)	(3.7)	(2.5)
Net (Loss) Earnings	$(370.1)	$41.9	$(187.2)	$208.8

Total Segment Profit	$157.1	$153.5	$641.9	$565.9
Interest expense, net	(31.5)	(32.7)	(134.0)	(107.8)
Adjustments for economic hedges	(18.5)	-	(28.9)	-
Post separation costs	(2.8)	-	(2.8)	-
Merger and integration costs	(1.0)	(14.5)	(2.5)	(33.1)
Accelerated amortization of intangible assets	(1.2)	-	(5.0)	-
Impairment of intangible assets	(471.4)	(19.4)	(503.5)	(39.9)
Provision for legal settlement	-	(7.5)	(2.5)	(7.5)
Amounts related to plant closures	(1.3)	(1.5)	(4.1)	(2.5)
Stock-based compensation expense	(4.0)	(6.0)	(16.4)	(17.9)
Systems upgrade and conversion costs	(2.3)	(5.8)	(7.7)	(9.6)
Other unallocated corporate expenses	(11.6)	(10.8)	(38.7)	(33.5)
(Loss) Earnings before Income Taxes	$(388.5)	$55.3	$(104.2)	$314.1